Exhibit 23.1.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-215031) of our report dated May 6, 2016, except for the effects of the revision discussed in Note 2 (not presented herein) to the consolidated financial statements appearing in the F pages of the Company's Amendment No. 6 to Form S-1 (Registration No. 333-211243), as to which the date is October 25, 2016 and except for the effects of the revision discussed in Note 1 to the consolidated financial statements, as to which the date is June 13, 2017, relating to the financial statements and financial statement schedules, which appears in this Current Report on Form 8‑K of Athene Holding Ltd.

/s/ PricewaterhouseCoopers Ltd.
Chartered Professional Accountants
Hamilton, Bermuda
June 13, 2017